Exhibit 99.1

News Release

Merck & Co., Inc., Rahway, N.J., USA Announces Second-Quarter 2025 Financial Results

-	Total Worldwide Sales Were $15.8 Billion, a Decrease of 2% From Second Quarter 2024 Both Nominally and Excluding the Impact of Foreign Exchange
o	KEYTRUDA Sales Were $8.0 Billion, Growth of 9% Both Nominally and Excluding the Impact of Foreign Exchange
o	WINREVAIR Sales Were $336 Million
o	Animal Health Sales Were $1.6 Billion, Growth of 11% Both Nominally and Excluding the Impact of Foreign Exchange

o	GARDASIL/GARDASIL 9 Sales Were $1.1 Billion, a Decline of 55% Both Nominally and Excluding the Impact of Foreign Exchange

-	GAAP EPS Was $1.76; Non-GAAP EPS Was $2.13; GAAP and Non-GAAP EPS Include a Charge of $0.07 per Share for Closing of Hengrui Pharma License Agreement

-	Announced Agreement To Acquire Verona Pharma and Its First-In-Class COPD Maintenance Treatment for Adults, Ohtuvayre®;[1] Transaction Expected To Close in Fourth Quarter 2025

-	Announced Positive Topline Results From First Two Phase 3 CORALreef Trials of Enlicitide Decanoate for Treatment of Adults With Hyperlipidemia

-	Received FDA Approval of ENFLONSIA for Prevention of RSV Lower Respiratory Tract Disease in Infants Born During or Entering Their First RSV Season; CDC’s ACIP Recommended ENFLONSIA for Prevention of RSV in Infants Younger Than 8 Months of Age for Their First RSV Season

-	Announced Multiyear Optimization Initiative Anticipated To Result in Approximately $3.0 Billion of Annual Cost Savings by the End of 2027, To Be Fully Reinvested Into Strategic Growth Areas

-	Full-Year 2025 Financial Outlook

o	Narrows Expected Worldwide Sales Range To Be Between $64.3 Billion and $65.3 Billion

o	Narrows Expected Non-GAAP EPS Range To Be Between $8.87 and $8.97

o	Outlook Does Not Include Anticipated Impact of the Announced Acquisition of Verona Pharma

RAHWAY, N.J., July 29, 2025 – Merck & Co., Inc., Rahway, N.J., USA (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the second quarter of 2025.

1 All trademarks are property of their respective owners.

"Earlier this month, we were pleased to announce our pending acquisition of Verona Pharma, which augments our portfolio and pipeline and is another example of acting decisively when science and value align,” said Robert M. Davis, chairman and chief executive officer. “Today, we announced a multiyear optimization initiative that will redirect investment and resources from more mature areas of our business to our burgeoning array of new growth drivers, further enable the transformation of our portfolio, and drive our next chapter of productive, innovation-driven growth. With these actions, I am confident that we are well positioned to generate near- and long-term value for our shareholders and, most importantly, deliver for our patients.”

Financial Summary

	Second Quarter
$ in millions, except EPS amounts	2025	2024	Change	Change Ex-Exchange
Sales	$15,806	$16,112	-2%	-2%
GAAP net income[2]	4,427	5,455	-19%	-17%
Non-GAAP net income that excludes certain items2,3*	5,366	5,809	-8%	-6%
GAAP EPS	1.76	2.14	-18%	-16%
Non-GAAP EPS that excludes certain items3*	2.13	2.28	-7%	-5%

 *Refer to table on page 7.

For the second quarter of 2025, Generally Accepted Accounting Principles (GAAP) earnings per share (EPS) assuming dilution was $1.76 and non-GAAP EPS was $2.13. GAAP and non-GAAP EPS in the second quarter of 2025 include a charge of $0.07 per share for an upfront payment to Jiangsu Hengrui Pharmaceuticals Co., Ltd. (Hengrui Pharma) upon closing of a license agreement. Non-GAAP EPS excludes acquisition- and divestiture-related costs, costs related to restructuring programs, and income and losses from investments in equity securities. Non-GAAP EPS in the second quarter of 2025 also excludes tax benefits primarily resulting from favorable audit adjustments. Non-GAAP EPS in the second quarter of 2024 also excludes a tax benefit due to a reduction in reserves for unrecognized income tax benefits, resulting from the expiration of the statute of limitations for assessments related to the 2019 federal tax return year.

Year-to-date results can be found in the attached tables.

2 Net income attributable to the Company.

3 The Company is providing certain 2025 and 2024 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the Company’s results because management uses non-GAAP results to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the Company along with other metrics. In addition, annual employee compensation, including senior management’s compensation, is derived in part using a non-GAAP pretax income metric. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. For a description of the non-GAAP adjustments, see Table 2a attached to this release.

Second-Quarter Sales Performance

The following table reflects sales of the Company’s top products and significant performance drivers.

	Second Quarter
$ in millions	2025	2024	Change	Change Ex-Exchange	Commentary
Total Sales	$15,806	$16,112	-2%	-2%
Pharmaceutical	14,050	14,408	-2%	-3%	Decline primarily due to vaccines and immunology, partially offset by growth in oncology and cardiology.
KEYTRUDA	7,956	7,270	9%	9%	Growth driven by continued strong global demand from metastatic indications, including bladder, endometrial and gastric cancers, and increased global uptake in earlier-stage indications, including triple-negative breast cancer, renal cell carcinoma (RCC) and cervical cancer, as well as non-small cell lung cancer in the U.S.
GARDASIL/GARDASIL 9	1,126	2,478	-55%	-55%	Decline primarily due to lower demand in China. Excluding China, sales declined 3%, or 4% excluding impact of foreign exchange, reflecting lower demand in Japan following a national catch-up immunization program, as well as timing of public-sector purchases in certain international markets. U.S. sales increased 2% in the quarter.
JANUVIA/JANUMET	623	629	-1%	-	Decrease primarily attributable to lower demand in China, impacts of generic competition in most international markets, and lower demand in the U.S. due to competitive pressure, which were largely offset by higher net pricing in the U.S.
PROQUAD, M-M-R II and VARIVAX	609	617	-1%	-2%	Decrease primarily reflects lower U.S. sales due to unfavorable VARIVAX public-sector activity and M-M-R II private-sector buy-out, partially offset by partial replenishment of PROQUAD doses borrowed from the U.S. Centers for Disease Control and Prevention (CDC) Pediatric Vaccine Stockpile, and higher pricing.
BRIDION	461	455	1%	1%	Increase primarily due to higher demand in the U.S., partially offset by lower demand in most international markets due to ongoing generic competition.
Lynparza*	370	317	17%	15%	Growth primarily due to higher demand in the U.S. and certain international markets.
WINREVAIR	336	70	N/M	N/M	Growth reflects continued uptake since second-quarter 2024 launch in the U.S.

	Second Quarter
$ in millions	2025	2024	Change	Change Ex-Exchange	Commentary
Lenvima*	265	249	6%	5%	Increase primarily due to higher sales in the U.S. reflecting higher demand, partially offset by lower pricing.
VAXNEUVANCE	229	189	21%	20%	Growth primarily due to favorable public-sector activity in the U.S. and increased demand in certain international markets, partially offset by lower demand in the U.S. and Japan due to competitive pressure.
PREVYMIS	228	188	21%	20%	Growth primarily due to higher demand in the U.S. and Europe, partially offset by lower demand in China due to generic competition.
WELIREG	162	126	29%	29%	Growth primarily driven by higher demand in the U.S. and early launch uptake in certain EU markets, partially offset by lower pricing in the U.S.
CAPVAXIVE	129	-	-	-	Represents continued uptake since third-quarter 2024 launch in the U.S.
SIMPONI	-	172	-100%	-100%	Marketing rights in former territories of the Company reverted to Johnson & Johnson on Oct. 1, 2024.
Animal Health	1,646	1,482	11%	11%	Growth primarily due to higher demand for Livestock products, as well as inclusion of sales from Elanco aqua business acquired in July 2024, higher pricing and improved supply.
Livestock	961	837	15%	16%	Growth primarily driven by higher demand across all species, as well as inclusion of sales from Elanco aqua business acquired in July 2024.
Companion Animal	685	645	6%	6%	Increase primarily driven by higher pricing. Sales of BRAVECTO were $335 million and $331 million in current and prior year quarters, respectively, which represents an increase of 1%, both nominally and excluding impact of foreign exchange.
Other Revenues**	110	222	-50%	-3%	Primarily due to unfavorable impact of revenue-hedging activities.

*Alliance revenue for this product represents the Company’s share of profits, which are product sales net of cost of sales and commercialization costs.

**Other revenues are comprised primarily of revenues from third-party manufacturing arrangements and miscellaneous corporate revenues, including revenue-hedging activities.

N/M- Not meaningful.

Second-Quarter Expense, EPS and Related Information

The table below presents selected expense information.

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[4]	Restructuring Costs	(Income) Loss From Investments in Equity Securities	Non- GAAP[3]
Second Quarter 2025
Cost of sales	$3,557	$576	$165	$-	$2,816
Selling, general and administrative	2,649	15	1	-	2,633
Research and development	4,048	3	53	-	3,992
Restructuring costs	560	-	560	-	-
Other (income) expense, net	(7)	-	-	(61)	54

Second Quarter 2024
Cost of sales	$3,745	$606	$66	$-	$3,073
Selling, general and administrative	2,739	24	31	-	2,684
Research and development	3,500	20	-	-	3,480
Restructuring costs	80	-	80	-	-
Other (income) expense, net	42	(17)	-	(49)	108

GAAP Expense, EPS and Related Information

Gross margin was 77.5% for the second quarter of 2025 compared with 76.8% for the second quarter of 2024. The increase was primarily due to the favorable impact of product mix, partially offset by higher restructuring costs and inventory write-offs.

Selling, general and administrative (SG&A) expenses were $2.6 billion in the second quarter of 2025, a decrease of 3% compared with the second quarter of 2024. The decrease was primarily due to lower administrative, restructuring and promotional costs.

Research and development (R&D) expenses were $4.0 billion in the second quarter of 2025, an increase of 16% compared with the second quarter of 2024. The increase was primarily due to a $200 million charge for an upfront payment made in the second quarter of 2025 for a license agreement with Hengrui Pharma, increased clinical development spending, higher compensation and benefit costs, and higher restructuring costs.

Other (income) expense, net, was $7 million of income in the second quarter of 2025 compared with $42 million of expense in the second quarter of 2024.

The effective tax rate of 11.4% for the second quarter of 2025 includes a 2.9 percentage point favorable impact due to tax benefits primarily resulting from favorable audit adjustments.

4 Reflects expenses related to business combinations, including the amortization of intangible assets, intangible asset impairment charges, and expense or income related to changes in the estimated fair value measurement of liabilities for contingent consideration. Also includes integration, transaction and certain other costs associated with acquisitions and divestitures, as well as amortization of intangible assets related to collaborations and licensing arrangements.

GAAP EPS was $1.76 for the second quarter of 2025 compared with $2.14 for the second quarter of 2024. The decrease reflects increased operating expenses driven by higher restructuring costs and research and development spending, a charge related to the closing of a license agreement with Hengrui Pharma, unfavorable tax impacts, and the unfavorable impact of foreign exchange.

Non-GAAP Expense, EPS and Related Information

Non-GAAP gross margin was 82.2% for the second quarter of 2025 compared with 80.9% for the second quarter of 2024. The increase was primarily due to the favorable impact of product mix, partially offset by higher inventory write-offs.

Non-GAAP SG&A expenses were $2.6 billion in the second quarter of 2025, a decrease of 2% compared with the second quarter of 2024. The decrease was primarily due to lower administrative and promotional costs.

Non-GAAP R&D expenses were $4.0 billion in the second quarter of 2025, an increase of 15% compared with the second quarter of 2024. The increase was primarily due to a $200 million charge for an upfront payment made in the second quarter of 2025 for a license agreement with Hengrui Pharma, increased clinical development spending, and higher compensation and benefit costs.

Non-GAAP other (income) expense, net, was $54 million of expense in the second quarter of 2025 compared with $108 million of expense in the second quarter of 2024.

The non-GAAP effective tax rate was 15.0% for the second quarter of 2025.

Non-GAAP EPS was $2.13 for the second quarter of 2025 compared with $2.28 for the second quarter of 2024. The decrease reflects increased operating expenses driven by higher research and development spending, a charge related to the closing of a license agreement with Hengrui Pharma, and the unfavorable impact of foreign exchange.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the table that follows.

	Second Quarter
$ in millions, except EPS amounts	2025	2024
EPS
GAAP EPS	$1.76	$2.14
Difference	0.37	0.14
Non-GAAP EPS that excludes items listed below[3]	$2.13	$2.28

Net Income
GAAP net income[2]	$4,427	$5,455
Difference	939	354
Non-GAAP net income that excludes items listed below[2,3]	$5,366	$5,809

Excluded Items:
Acquisition- and divestiture-related costs[4]	$594	$633
Restructuring costs	779	177
Income from investments in equity securities	(61)	(49)
Decrease to net income before taxes	1,312	761
Estimated income tax (benefit) expense[5]	(373)	(407)
Decrease to net income	$939	$354

Planned Acquisition of Verona Pharma

On July 9, 2025, the Company furthered its science-led business development strategy by announcing an agreement under which the Company, through a subsidiary, will acquire Verona Pharma plc (Verona Pharma) for $107 per American Depository Share, each of which represents eight Verona Pharma ordinary shares, for a total transaction value of approximately $10 billion. Through the acquisition, the Company will add Ohtuvayre, a first-in-class selective dual inhibitor of phosphodiesterase 3 and 4 (PDE3 and PDE4), to its growing cardio-pulmonary pipeline and portfolio.

The U.S. Food and Drug Administration (FDA) approved Ohtuvayre in June 2024 for the maintenance treatment of chronic obstructive pulmonary disease (COPD) in adult patients. It is the first novel inhaled mechanism for the treatment of COPD in more than 20 years. The transaction is anticipated to close in the fourth quarter of 2025.

Pipeline and Portfolio Highlights

In the second quarter, the Company continued to advance its broad and diverse pipeline with multiple regulatory and clinical milestones.

In oncology, the FDA approved KEYTRUDA as part of a therapy regimen for the treatment of certain adult patients with resectable locally advanced head and neck squamous cell carcinoma (HNSCC), based on results from the Phase 3 KEYNOTE-689 trial. This approval is the first perioperative anti-PD-1 treatment regimen for adults with resectable locally advanced HNSCC whose tumors express PD-L1 (CPS ≥1). In addition, the Ministry of Health, Labor and Welfare (MHLW) in Japan approved WELIREG as monotherapy for the treatment of adults with von Hippel-Lindau (VHL) disease-associated tumors, and for adults with unresectable or metastatic RCC that has progressed after chemotherapy.

5 Includes the estimated tax impacts on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments for both periods presented. Amount in the second quarter of 2025 also includes a $146 million benefit primarily resulting from favorable audit adjustments. Amount in the second quarter of 2024 also includes a $259 million benefit due to a reduction in reserves for unrecognized income tax benefits resulting from the expiration of the statute of limitations for assessments related to the 2019 federal tax return year.

At the 2025 American Society of Clinical Oncology Annual Meeting, the Company announced new research across more than 25 types of cancer in multiple treatment settings. Data were presented for several candidates, including MK-1084, an investigational oral selective KRAS G12C inhibitor, and from the Company’s pipeline of antibody-drug conjugates (ADCs). The Company also presented data from Phase 3 trials evaluating new combination regimens with KEYTRUDA, and longer-term data for studies of KEYTRUDA and WELIREG, with the KEYTRUDA studies including people with earlier stages of cancer.

The Company announced results from the Phase 3 KEYNOTE-B96 trial (also known as ENGOT-ov65) evaluating KEYTRUDA plus chemotherapy, which met its primary endpoint of progression-free survival (PFS) for the treatment of patients with platinum-resistant recurrent ovarian cancer whose tumors express PD-L1 and in all comers, as well as a secondary endpoint of overall survival (OS) in patients whose tumors express PD-L1. In addition, a pre-specified interim analysis of the Phase 3 KEYNOTE-937 study found that compared to placebo, KEYTRUDA did not show a statistically significant improvement in the primary endpoint of recurrence-free survival for certain patients with hepatocellular carcinoma. Also, a pre-specified interim analysis of the Phase 3 LEAP-014 trial found that KEYTRUDA plus Lenvima, in combination with platinum-based chemotherapy, did not show a statistically significant improvement in its primary endpoint of OS compared to KEYTRUDA plus chemotherapy for the first-line treatment of patients with metastatic esophageal squamous cell carcinoma (ESCC).

In vaccines and infectious diseases, the Company received FDA approval of ENFLONSIA for the prevention of respiratory syncytial virus (RSV) lower respiratory tract disease in newborns and infants who are born during or entering their first RSV season. ENFLONSIA is the first and only RSV preventive option administered to infants using the same dose regardless of weight. The CDC’s Advisory Committee on Immunization Practices (ACIP) also recommended ENFLONSIA for the prevention of RSV in infants younger than 8 months of age born during or entering their first RSV season. In addition, the Company announced initiation of the MOBILIZE-1 Phase 3 trial evaluating V181, an investigational single-dose quadrivalent vaccine for the prevention of dengue disease.

In addition, the FDA accepted a New Drug Application (NDA) for doravirine/islatravir, an investigational, once-daily, oral, two-drug regimen for the treatment of adults with virologically suppressed HIV-1 based on the Phase 3 MK-8591A-051 and MK-8591A-052 trials. The FDA set a Prescription Drug User Fee Act (PDUFA) date of April 28, 2026. The Company also announced the initiation of the EXPrESSIVE Phase 3 trials for MK-8527, its investigational once-monthly oral candidate for HIV pre-exposure prophylaxis (PrEP).

In cardiovascular disease, the Company announced positive topline results from Phase 3 CORALreef HeFH and CORALreef AddOn, the first two of three Phase 3 clinical trials evaluating the safety and efficacy of enlicitide decanoate, an investigational, oral proprotein convertase subtilisin/kexin type 9 (PCSK9) inhibitor being evaluated for the treatment of adults with hyperlipidemia already on lipid-lowering therapies, including at least a statin. In both trials, enlicitide demonstrated statistically significant and clinically meaningful reductions in low-density lipoprotein cholesterol. If approved, it would be the first marketed oral PCSK9 inhibitor.

In addition, the FDA granted priority review for a new supplemental Biologics License Application for WINREVAIR seeking approval to update the U.S. product label based on compelling results from the Phase 3 ZENITH trial. The FDA has set a PDUFA date of Oct. 25, 2025. The Company also provided an update on the Phase 3 HYPERION study evaluating WINREVAIR in recently diagnosed adults with pulmonary arterial hypertension (PAH). In the study, WINREVAIR added on top of background therapy within 12 months after initial diagnosis of PAH demonstrated a statistically significant and clinically meaningful reduction in the risk of clinical worsening events when compared to placebo. Further, the MHLW in Japan approved sotatercept for the treatment of adults with PAH under the trademark AIRWIN. It is the first activin signaling inhibitor therapy for PAH approved in Japan.

In the Animal Health business, the FDA approved BRAVECTO QUANTUM, an injectable formulation of BRAVECTO for dogs for the treatment and persistent killing of fleas and ticks. In addition, the European Commission (EC) approved NUMELVI tablets for dogs, a once-daily, second-generation Janus kinase (JAK) inhibitor, indicated for the treatment of pruritus associated with allergic dermatitis including atopic dermatitis and treatment of clinical manifestations of atopic dermatitis.

Notable recent news releases on the Company’s pipeline and portfolio are provided in the table that follows. Visit the News Releases section of the Company’s website to read the releases*.

Oncology	FDA Approved KEYTRUDA for PD-L1+ Resectable Locally Advanced HNSCC as Neoadjuvant Treatment, Continued as Adjuvant Treatment Combined With Radiotherapy With or Without Cisplatin Then as a Single Agent; Based on Results From Phase 3 KEYNOTE-689 Trial
FDA Approved WELIREG for Treatment of Adults and Pediatric Patients 12 Years and Older With Locally Advanced, Unresectable, or Metastatic Pheochromocytoma or Paraganglioma; Based on Results From Phase 2 LITESPARK-015 Clinical Trial
Phase 3 KEYNOTE-B96 Trial Met Primary Endpoint of PFS in Patients With Platinum-Resistant Recurrent Ovarian Cancer Whose Tumors Expressed PD-L1 and in All Comers
KEYTRUDA Plus Trodelvy Reduced Risk of Disease Progression or Death by 35% Versus KEYTRUDA Plus Chemotherapy in First-Line PD-L1+ Metastatic Triple-Negative Breast Cancer; Based on Results From Phase 3 ASCENT-04/KEYNOTE-D19 Trial
MK-1084, an Investigational KRAS G12C Inhibitor, Showed Antitumor Activity in Phase 1 Trial of Patients With Advanced Colorectal Cancer and Non-Small Cell Lung Cancer Whose Tumors Harbor KRAS G12C Mutations
Investigational Zilovertamab Vedotin at 1.75 mg/kg Dose Plus Standard of Care Showed Promising Antitumor Activity, Including Complete Response Rate, in Patients With Relapsed/Refractory Diffuse Large B-Cell Lymphoma; Based on Results From Phase 2 WaveLINE-003 Trial
IDeate-Prostate01 Phase 3 Trial of Ifinatamab Deruxtecan Initiated in Patients With Pretreated Metastatic Castration-Resistant Prostate Cancer
IDeate-Esophageal01 Phase 3 Trial of Ifinatamab Deruxtecan Initiated in Certain Patients With Pretreated Advanced or Metastatic ESCC

Vaccines and Infectious Diseases	FDA Approved ENFLONSIA for Prevention of RSV Lower Respiratory Tract Disease in Infants Born During or Entering Their First RSV Season; Based on Results From Phase 2b/3 CLEVER Trial
ACIP Recommended Use of ENFLONSIA for Prevention of RSV Lower Respiratory Tract Disease in Infants Younger Than 8 Months of Age Born During or Entering Their First RSV Season
FDA Accepted NDA for Doravirine/Islatravir, an Investigational, Once-Daily, Oral, Two-Drug Regimen for Treatment of Adults With Virologically Suppressed HIV-1; Based on Results From Phase 3 MK-8591A-051 and MK-8591A-052 Trials; FDA Set PDUFA Date of April 28, 2026
EXPrESSIVE Phase 3 Trials Initiated for Investigational Once-Monthly HIV Prevention Pill, MK-8527
The Company Initiated MOBILIZE-1 Phase 3 Study Evaluating Dengue Vaccine Candidate
Cardiovascular	FDA Granted Priority Review for WINREVAIR to Update Label Based on Results From ZENITH Trial; FDA Set PDUFA Date of Oct. 25, 2025
The Company Announced Positive Topline Results From First Two Phase 3 CORALreef Trials Evaluating Enlicitide Decanoate for the Treatment of Adults With Hyperlipidemia
Phase 3 HYPERION Study of WINREVAIR Met Primary Endpoint in Recently Diagnosed Adults With PAH
Animal Health	FDA Approved BRAVECTO QUANTUM
EC Approved NUMELVI Tablets for Dogs

*References to the Company’s name in the above news release titles have been modified for the purpose of this announcement.

New Multiyear Optimization Initiative, Which Includes a Restructuring Program

The Company launched a new multiyear optimization initiative to enable the transformation of its portfolio by generating an expected $3.0 billion in annual cost savings from productivity actions, which will be fully reinvested to support new product launches and its pipeline across multiple therapeutic areas.

In July 2025, as part of this initiative, the Company approved a new restructuring program, in which it expects to eliminate certain administrative, sales and R&D positions. The Company will, however, continue to hire employees into new roles across strategic growth areas of the business. In addition, the Company will reduce its global real estate footprint and continue to optimize its manufacturing network, aligning the geography of its global manufacturing to its customers and reflecting changes in the Company’s business.

The Company anticipates cumulative pretax costs related to the program to be approximately $3.0 billion. For the second quarter of 2025, the Company recorded charges in its GAAP results of $649 million related to this restructuring program.

The Company expects the actions under the restructuring program to result in annual cost savings of approximately $1.7 billion, which will be substantially realized by the end of 2027. This restructuring program is part of the multiyear optimization initiative expected to achieve $3.0 billion in annual cost savings by the end of 2027.

Manufacturing and R&D Investment

The Company continued to make long-term investments in its U.S. manufacturing and R&D capabilities. This includes the start of construction for a $1.0 billion, 470,000-square-foot state-of-the-art biologics center of excellence in Wilmington, Delaware, which will serve as a launch and commercial production facility and the primary U.S. manufacturing site for KEYTRUDA. In addition, the Company announced an $895 million expansion of its Animal Health manufacturing facility in De Soto, Kansas; the 200,000-square-foot facility will increase capacity for Animal Health vaccines and biologic products.

Full-Year 2025 Financial Outlook

The following table summarizes the Company’s full-year financial outlook.

Full Year 2025
	Updated	Prior
Sales*	$64.3 billion to $65.3 billion	$64.1 billion to $65.6 billion
Non-GAAP Gross margin[3]	Approximately 82%	Approximately 82%
Non-GAAP Operating expenses3**	$25.6 billion to $26.4 billion	$25.6 billion to $26.6 billion
Non-GAAP Other (income) expense, net[3]	$300 million to $400 million expense	$300 million to $400 million expense
Non-GAAP Effective tax rate[3]	15.0% to 16.0%	15.5% to 16.5%
Non-GAAP EPS3***	$8.87 to $8.97	$8.82 to $8.97
Share count (assuming dilution)	Approximately 2.51 billion	Approximately 2.51 billion

*The Company does not have any non-GAAP adjustments to sales.

**Includes one-time R&D charges of $300 million for a milestone payment to LaNova Medicines Ltd. (LaNova) associated with the technology transfer for MK-2010 expected to be recorded in the third quarter of 2025 and $200 million for the upfront payment for the license agreement completed with Hengrui Pharma in the second quarter of 2025.

Outlook does not assume any additional significant potential business development transactions.

***Includes one-time charges totaling $0.16 per share associated with the payment for the LaNova technology transfer for MK-2010 and upfront payment to Hengrui Pharma.

The Company has not provided a reconciliation of forward-looking non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other (income) expense, net, non-GAAP effective tax rate and non-GAAP EPS to the most directly comparable GAAP measures, given it cannot predict with reasonable certainty the amounts necessary for such a reconciliation, including intangible asset impairment charges, legal settlements, and income and losses from investments in equity securities either owned directly or through ownership interests in investment funds, without unreasonable effort. These items are inherently difficult to forecast and could have a significant impact on the Company’s future GAAP results.

The Company now expects full-year 2025 sales to be between $64.3 billion and $65.3 billion, including a revised negative impact of foreign exchange of approximately 0.5% at mid-July 2025 exchange rates.

The Company now expects its full-year non-GAAP effective income tax rate to be between 15.0% and 16.0%.

The Company now expects its full-year non-GAAP EPS to be between $8.87 and $8.97, including a revised negative impact of foreign exchange of approximately $0.15 per share. This revised non-GAAP EPS range continues to reflect the impacts of a one-time charge of $200 million (recorded in the second quarter of 2025) for an upfront payment made in connection with the closing of a license agreement with Hengrui Pharma and the one-time charge of $300 million (to be recorded in the third quarter of 2025) related to a payment to LaNova for the completion of the technology transfer for MK-2010, which will impact EPS by approximately $0.16 in the aggregate. In 2024, non-GAAP EPS of $7.65 was negatively impacted by a net charge of $1.28 per share related to certain asset acquisitions, licensing agreements and collaborations.

The financial outlook does not include the anticipated impact of the announced acquisition of Verona Pharma.

Consistent with past practice, the financial outlook does not assume additional significant potential business development transactions.

The $200 million of costs previously included in the Company’s financial outlook related to the impact of tariffs is unchanged pending the outcome of additional potential government actions.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call on Tuesday, July 29, at 9 a.m. ET via this weblink. A replay of the webcast, along with the sales and earnings news release, supplemental financial disclosures and slides highlighting the results, will be available on the Company’s website.

All participants may join the call by dialing (800) 369-3351 (U.S. and Canada Toll-Free) or (517) 308-9448 and using the access code 9818590.

About Our Company

At Merck & Co., Inc., Rahway, N.J., USA, known as MSD outside of the United States and Canada, we are unified around our purpose: We use the power of leading-edge science to save and improve lives around the world. For more than 130 years, we have brought hope to humanity through the development of important medicines and vaccines. We aspire to be the premier research-intensive biopharmaceutical company in the world – and today, we are at the forefront of research to deliver innovative health solutions that advance the prevention and treatment of diseases in people and animals. We foster a diverse and inclusive global workforce and operate responsibly every day to enable a safe, sustainable and healthy future for all people and communities.

Forward-Looking Statement of Merck & Co., Inc., Rahway, N.J., USA

This news release of Merck & Co., Inc., Rahway, N.J., USA (the “Company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline candidates that the candidates will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the Company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the Company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and the Company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

Appendix

Generic product names are provided below.

Pharmaceutical

BRIDION (sugammadex)

CAPVAXIVE (Pneumococcal 21-valent Conjugate Vaccine)

ENFLONSIA (clesrovimab-cfor)

GARDASIL (Human Papillomavirus Quadrivalent [Types 6, 11, 16 and 18] Vaccine, Recombinant)

GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant)

JANUMET (sitagliptin and metformin HCl)

JANUVIA (sitagliptin)

KEYTRUDA (pembrolizumab)

Lenvima (lenvatinib)

Lynparza (olaparib)

M-M-R II (Measles, Mumps and Rubella Virus Vaccine Live)

PREVYMIS (letermovir)

PROQUAD (Measles, Mumps, Rubella and Varicella Virus Vaccine Live)

SIMPONI (golimumab)

VARIVAX (Varicella Virus Vaccine Live)

VAXNEUVANCE (Pneumococcal 15-valent Conjugate Vaccine)

WELIREG (belzutifan)

WINREVAIR (sotatercept-csrk)

Animal Health

BRAVECTO (fluralaner)

BRAVECTO QUANTUM (fluralaner for extended-release injectable suspension)

NUMELVI (atinvicitinib)

###

Media Contacts:	Investor Contacts:
Michael Levey michael.levey@msd.com Johanna Herrmann johanna.herrmann@msd.com	Peter Dannenbaum (732) 594-1579 Steven Graziano (732) 594-1583

MERCK & CO., INC., RAHWAY, N.J., USA
CONSOLIDATED STATEMENT OF INCOME - GAAP
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)
(UNAUDITED)
Table 1

	GAAP			GAAP
	2Q25	2Q24	% Change	June YTD 2025	June YTD 2024	% Change
Sales	$15,806	$16,112	-2%	$31,335	$31,887	-2%

Costs, Expenses and Other
Cost of sales	3,557	3,745	-5%	6,976	7,285	-4%
Selling, general and administrative	2,649	2,739	-3%	5,202	5,221	0%
Research and development	4,048	3,500	16%	7,669	7,492	2%
Restructuring costs	560	80	*	629	202	*
Other (income) expense, net	(7)	42	*	(43)	12	*
Income Before Taxes	4,999	6,006	-17%	10,902	11,675	-7%
Income Tax Provision	571	545		1,388	1,447
Net Income	4,428	5,461	-19%	9,514	10,228	-7%
Less: Net Income Attributable to Noncontrolling Interests	1	6		8	11
Net Income Attributable to Merck & Co., Inc., Rahway, N.J., USA	$4,427	$5,455	-19%	$9,506	$10,217	-7%

Earnings per Common Share Assuming Dilution	$1.76	$2.14	-18%	$3.77	$4.02	-6%

Average Shares Outstanding Assuming Dilution	2,513	2,544		2,522	2,544
Tax Rate	11.4%	9.1%		12.7%	12.4%

* 100% or greater

MERCK & CO., INC., RAHWAY, N.J., USA
THREE AND SIX MONTHS ENDED JUNE 30, 2025 GAAP TO NON-GAAP RECONCILIATION
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)
(UNAUDITED)
Table 2a

	GAAP	Acquisition- and Divestiture- Related Costs (1)		Restructuring Costs (2)		(Income) Loss from Investments in Equity Securities		Certain Other Items		Adjustment Subtotal	Non-GAAP
Second Quarter
Cost of sales	$3,557	576		165						741	$2,816
Selling, general and administrative	2,649	15		1						16	2,633
Research and development	4,048	3		53						56	3,992
Restructuring costs	560			560						560	–
Other (income) expense, net	(7)					(61)				(61)	54
Income Before Taxes	4,999	(594)		(779)		61				(1,312)	6,311
Income Tax Provision (Benefit)	571	(102	)(3)	(139	)(3)	14	(3)	(146	)(4)	(373)	944
Net Income	4,428	(492)		(640)		47		146		(939)	5,367
Net Income Attributable to Merck & Co., Inc., Rahway, N.J., USA	4,427	(492)		(640)		47		146		(939)	5,366
Earnings per Common Share Assuming Dilution	$1.76	(0.20)		(0.25)		0.02		0.06		(0.37)	$2.13

Tax Rate	11.4%										15.0%

June YTD
Cost of sales	$6,976	1,196		201						1,397	$5,579
Selling, general and administrative	5,202	38		1						39	5,163
Research and development	7,669	10		53						63	7,606
Restructuring costs	629			629						629	–
Other (income) expense, net	(43)	(3)				(168)				(171)	128
Income Before Taxes	10,902	(1,241)		(884)		168				(1,957)	12,859
Income Tax Provision (Benefit)	1,388	(219	)(3)	(157	)(3)	36	(3)	(146	)(4)	(486)	1,874
Net Income	9,514	(1,022)		(727)		132		146		(1,471)	10,985
Net Income Attributable to Merck & Co., Inc., Rahway, N.J., USA	9,506	(1,022)		(727)		132		146		(1,471)	10,977
Earnings per Common Share Assuming Dilution	$3.77	(0.40)		(0.29)		0.05		0.06		(0.58)	$4.35

Tax Rate	12.7%										14.6%

Only the line items that are affected by non-GAAP adjustments are shown.

The Company is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing non-GAAP information enhances investors’ understanding of the Company’s results because management uses non-GAAP measures to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the Company along with other metrics. In addition, annual employee compensation, including senior management’s compensation, is derived in part using a non-GAAP pretax income metric. The non-GAAP information presented should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in cost of sales reflect expenses for the amortization of intangible assets and intangible asset impairment charges, partially offset by a decrease in the estimated fair value measurement of liabilities for contingent consideration. Amounts included in selling, general and administrative expenses reflect integration, transaction and certain other costs related to acquisitions and divestitures. Amounts included in research and development expenses reflect the amortization of intangible assets.

(2) Amounts primarily include employee separation costs, accelerated depreciation and asset impairments associated with facilities to be closed or divested related to activities under the Company's formal restructuring programs.

(3) Represents the estimated tax impacts on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

(4) Represents tax benefits primarily resulting from favorable audit adjustments.

MERCK & CO., INC., RAHWAY, N.J., USA

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

(UNAUDITED)

Table 3

	2025			2024						2Q		June YTD
	1Q	2Q	June YTD	1Q	2Q	June YTD	3Q	4Q	Full Year	Nom %	Ex-Exch %	Nom %	Ex-Exch %
TOTAL SALES (1)	$15,529	$15,806	$31,335	$15,775	$16,112	$31,887	$16,657	$15,624	$64,168	-2	-2	-2	0
PHARMACEUTICAL	13,638	14,050	27,688	14,006	14,408	28,415	14,943	14,042	57,400	-2	-3	-3	-2
Oncology
Keytruda	7,205	7,956	15,161	6,947	7,270	14,217	7,429	7,836	29,482	9	9	7	8
Alliance Revenue – Lynparza (2)	312	370	682	292	317	609	337	365	1,311	17	15	12	12
Alliance Revenue – Lenvima (2)	258	265	523	255	249	504	251	255	1,010	6	5	4	4
Welireg	137	162	300	85	126	211	139	160	509	29	29	42	43
Alliance Revenue – Reblozyl (3)	119	107	226	71	90	161	100	110	371	19	19	40	40
Vaccines (4)
Gardasil/Gardasil 9	1,327	1,126	2,453	2,249	2,478	4,727	2,306	1,550	8,583	-55	-55	-48	-48
ProQuad/M-M-R II/Varivax	539	609	1,148	570	617	1,187	703	594	2,485	-1	-2	-3	-3
Vaxneuvance	230	229	459	219	189	408	239	161	808	21	20	13	13
RotaTeq	228	121	349	216	163	379	193	139	711	-26	-26	-8	-7
Capvaxive	107	129	236				47	50	97	-	-	-	-
Pneumovax 23	41	38	79	61	59	120	68	74	263	-36	-37	-35	-33
Hospital Acute Care
Bridion	441	461	902	440	455	895	420	449	1,764	1	1	1	1
Prevymis	208	228	436	174	188	362	208	215	785	21	20	20	21
Dificid	83	96	179	73	92	165	96	79	340	5	5	8	9
Zerbaxa	70	74	145	56	62	118	64	70	252	21	21	23	24
Cardiovascular
Winrevair	280	336	615		70	70	149	200	419	*	*	*	*
Alliance Revenue - Adempas/Verquvo (5)	106	123	229	98	106	203	102	109	415	16	16	12	12
Adempas (6)	68	80	147	70	72	142	72	73	287	10	6	4	4
Virology
Lagevrio	102	83	185	350	110	460	383	121	964	-25	-27	-60	-59
Isentress/Isentress HD	90	86	176	111	89	200	102	92	394	-3	-4	-12	-11
Delstrigo	67	83	150	56	60	116	65	69	249	40	35	30	30
Pifeltro	45	41	86	42	39	81	42	40	163	5	4	6	6
Neuroscience
Belsomra	50	40	90	46	53	99	78	45	222	-24	-26	-9	-8
Immunology
Simponi				184	172	356	189		543	-100	-100	-100	-100
Remicade				39	35	74	41		114	-100	-100	-100	-100
Diabetes (7)
Januvia	549	372	921	419	405	824	278	232	1,334	-8	-8	12	13
Janumet	247	251	498	251	224	475	204	255	935	12	14	5	8
Other Pharmaceutical (8)	729	584	1,313	632	618	1,252	638	699	2,590	-6	-7	5	6
ANIMAL HEALTH	1,588	1,646	3,234	1,511	1,482	2,993	1,487	1,397	5,877	11	11	8	11
Livestock	924	961	1,885	850	837	1,686	886	889	3,462	15	16	12	16
Companion Animal	664	685	1,349	661	645	1,307	601	508	2,415	6	6	3	4
Other Revenues (9)	303	110	413	258	222	479	227	185	891	-50	-3	-14	7

*200% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Alliance Revenue represents the Company's share of profits, which are product sales net of cost of sales and commercialization costs.

(3) Alliance Revenue represents royalties.

(4) Total Vaccines sales were $2,607 million and $2,370 million in the first and second quarter of 2025, respectively, and $3,424 million and $3,656 million in the first and second quarter of 2024, respectively.

(5) Alliance Revenue represents the Company's share of profits from sales in Bayer's marketing territories, which are product sales net of cost of sales and commercialization costs.

(6) Net product sales in the Company's marketing territories.

(7) Total Diabetes sales were $876 million and $704 million in the first and second quarter of 2025, respectively, and $745 million and $715 million in the first and second quarter of 2024.

(8) Includes Pharmaceutical products not individually shown above.

(9) Other Revenues are comprised primarily of revenues from third-party manufacturing arrangements and miscellaneous corporate revenues, including revenue-hedging activities. Other Revenues related to the receipt of upfront and milestone payments for out-licensed products were $95 million and $5 million in the first and second quarter of 2025, respectively, and $61 million and $15 million in the first and second quarter of 2024, respectively.